      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 1995
                                                     REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                EXAR CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                        3674                    94-1741481
(State or other jurisdiction  (Primary Standard Industrial     (I.R.S. Employer
             of
      incorporation or        Classification Code Number)   Identification Number)
       organization)

                            ------------------------
                   2222 QUME DRIVE SAN JOSE, CALIFORNIA 95131
                                 (408) 434-6400

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                           THOMAS R. MELENDREZ, ESQ.
                                EXAR CORPORATION
                                2222 Qume Drive
                           San Jose, California 95131
                                 (408) 434-6400

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

                              PETER F. STONE, ESQ.
                             COOLEY GODWARD CASTRO
                               Huddleson & Tatum
                             Five Palo Alto Square
                          Palo Alto, California 94306
                                 (415) 843-5000
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED
                                                    PROPOSED          MAXIMUM
                                                     MAXIMUM         AGGREGATE        AMOUNT OF
  TITLE OF SECURITIES TO BE      AMOUNT TO BE    OFFERING PRICE   OFFERING PRICE    REGISTRATION
          REGISTERED              REGISTERED      PER SHARE (1)         (1)              FEE
Common Stock, $.0001 par
 value........................      356,547          $24.25        $8,646,264.75      $2,981.49

(1) Estimated solely for the purpose of calculating the amount of the registration fee based on the average of the high and low sales prices on the Nasdaq National Market on April 26, 1995.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 3, 1995

PROSPECTUS
                                 356,547 SHARES
                                EXAR CORPORATION
                                  COMMON STOCK

                             ---------------------

    This Prospectus relates to 356,547 shares of Common Stock, par value $.0001 (the "Common Stock") which are being offered and sold by certain stockholders (the "Selling Stockholders") of Exar Corporation (the "Company"), of which 1,764 are issuable upon the exercise of an outstanding warrant and 5,176 are issuable upon the exercise of outstanding options. The Selling Stockholders, directly or through agents, broker-dealers or underwriters, may sell the Common Stock offered hereby from time to time on terms to be determined at the time of sale, in transactions on the Nasdaq National Market or in privately negotiated transactions. The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."

    The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "EXAR." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on May 2, 1995 was $26.50 per share.

                            ------------------------

       THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

                            ------------------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES
        COMMISSION PASSED  UPON THE  ACCURACY  OR ADEQUACY  OF  THIS
            PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                                        CRIMINAL OFFENSE.

    No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are $30,981.49. The aggregate proceeds to the Selling Stockholders from the Common Stock will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any. See "Plan of Distribution."

    The Company has agreed to indemnify the Selling Stockholders and the Selling Stockholders have agreed to indemnify the Company against certain liabilities, including liabilities under the Act.

                                          , 1995

                             AVAILABLE INFORMATION

    The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W. Washington, D.C. 20006.

                             ADDITIONAL INFORMATION

    A registration statement on Form S-3 with respect to the Common Stock offered hereby (the "Registration Statement") has been filed with the Commission under the Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section. Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, filed or to be filed with the Commission under the Exchange Act are hereby incorporated by reference into this Prospectus:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1994;

        (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1994, September 30, 1994 and December 31, 1994; and

        (c) The Company's Proxy Statement for its annual meeting of stockholders held on September 1, 1994 (other than the portions thereof identified as not deemed filed with the Commission) and the Company's Proxy Statement for its special meeting of stockholders held on January 18, 1995.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such request may be directed to Exar Corporation, Attention:
Thomas R. Melendrez, Esq., 2222 Qume Drive, San Jose, California 95131, telephone (408) 434-6400.
                           --------------------------

                                  THE COMPANY

    The Company was incorporated in California in 1971 and reincorporated in Delaware in October 1991. Unless the context otherwise requires, references in this Prospectus to the "Company" or "Exar" refer to Exar Corporation and its subsidiaries. The Company's executive offices are located at 2222 Qume Drive, San Jose, California 95131, and its telephone number is (408) 434-6400.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY SHARES OF THE COMMON STOCK HEREBY OFFERED.

    INTEGRATION   OF   OPERATIONS.     Exar   has  recently   acquired  Startech
Semiconductor, Inc. ("Startech") through the merger (the "Merger") of Startech with and into a wholly-owned subsidiary of Exar ("Merger Sub") pursuant to that certain Agreement and Plan of Reorganization among Exar, Merger Sub, Startech and certain officers of Startech (the "Plan of Reorganization"). If Exar is to realize the anticipated benefits of the Merger, the operations of the two companies must be integrated and combined efficiently. The process of rationalizing supply and distribution channels, computer and accounting systems and other aspects of operations, while managing a larger entity, will present a significant challenge to the management of Exar. There can be no assurance that the integration process will be successful or that the anticipated benefits of the business combination will be fully realized. The dedication of management resources to such integration may detract attention from the day-to-day business of Exar. The difficulties of integration may be increased by the necessity of integrating personnel with disparate business backgrounds and combining different corporate cultures. There can be no assurance that there will not be substantial costs associated with such activities or that there will not be other material adverse effects of these integration efforts. Such effects could materially reduce the short-term earnings of Exar. Exar expects to incur a charge in its fourth quarter ended March 31, 1995, currently estimated to be $10.0 million to $13.0 million, to reflect the write-off of purchased Startech in-process research and development. This amount is a preliminary estimate only and is therefore subject to change. In addition, there can be no assurance that Exar will not incur additional charges in subsequent quarters to reflect costs associated with the Merger. The integration and efficient combination of the operations of the two companies will present increased challenges to Exar's management due to Exar's obligations under the Plan of Reorganization to operate Startech in a number of fundamental respects as a separate business entity until September 30, 1996. Exar has agreed to maintain Startech as a separate business segment, subject to the control of its board of directors (which will be composed of a majority of Exar representatives) following the Merger. Exar has also agreed to operate Startech's business in a manner designed to maximize the amount of contingent payments to the former shareholders of Startech under the Plan of Reorganization, consistent with Startech's business plan and to the extent consistent with the long-term best interests of Startech. In addition, in the event there is a change of control of Exar prior to the distribution of any contingent payments, such undistributed contingent payments will accelerate unless assumed by the acquiror of Exar. Such restrictions on Exar's ability to completely integrate the operations of Startech may present unforseen business difficulties, for example, by further complicating the rationalization of supply and distribution channels, accounting systems and other aspects of the two companies' operations. Moreover, such restrictions may further tax management's resources and detract attention from the day-to-day business of Exar. There can be no assurance that there will not be additional costs associated with such efforts or that other material adverse effects will not result. Such effects could further reduce the short-term earnings of Exar.

    FACTORS AFFECTING OPERATING RESULTS. Exar believes its future operating results will be subject to quarterly and annual variations based on a wide variety of factors, including customer demand for Exar's products, changes in product mix, competitive pressures on prices and prices charged by Exar's suppliers. The semiconductor industry has historically been characterized by business cycles, with economic downturns resulting in diminished product demand and erosion of average selling prices.

Exar's future operating results could be adversely affected by a downturn in this market or by the failure of one or more of its customers to compete successfully in such market. The markets for components used in personal computer and consumer electronics products are extremely price competitive.

    DEPENDENCE ON NEW PRODUCTS. Exar's operating results will depend to a significant extent on its ability to continue to introduce new products. In particular, the consumer and disk drive markets being addressed by Exar are characterized by shorter product life cycles and more rapid technological change than the markets traditionally addressed by Exar. The success of Exar's new products will depend on several factors, including the ability to anticipate customer requirements, timely introduction of new products to the market and market acceptance. There can be no assurance that Exar's new products will be successfully developed, or will receive or maintain substantial market acceptance.

    DEPENDENCE ON OUTSIDE FABRICATION FACILITIES. All of the semiconductor wafers used in the manufacture of Exar's products are processed to Exar's specifications by outside suppliers. In particular, Rohm Corporation ("Rohm") is Exar's primary source of CMOS wafers and BiCMOS wafers and Exar's sole source of bipolar wafers. Exar has generally received adequate deliveries of wafers and adequate yield and quality of product. Rohm is contractually obligated to supply Exar with bipolar wafers pursuant to a long-term agreement and has committed to provide Exar with wafers at a price that is commercially favorable. However, if for any reason wafer shipments were delayed or its suppliers encountered yield or quality problems in the future, Exar's operating results would be adversely affected. In addition, because Exar has not qualified second sources for many of its products, Exar would encounter lengthy delays if for any reason it was forced to establish alternative manufacturing arrangements.

    While Exar believes that it has an adequate wafer supply to meet its currently anticipated needs, there can be no assurance that in the future Exar will receive sufficient quantities of wafers at favorable prices on a timely basis. If the wafer manufacturers which Exar currently uses to manufacture its products suffer a material curtailment of their manufacturing operations, Exar could incur manufacturing delays of between three and six months. Although Exar believes that there is an adequate level of high quality wafer manufacturing capacity available world-wide which could perform manufacturing for Exar in those circumstances, there is no assurance that Exar would be able to arrange sufficient alternative manufacturing capacity on comparable terms or within that time period if its current suppliers curtailed or halted manufacturing. Should wafer capacity limitations occur because of increased demand for Exar's products or otherwise, Exar may be unable to meet demand for its products in a timely fashion, which could result in customer dissatisfaction and decreased revenues.

    Startech currently obtains all its integrated circuit wafer products from Orbit Semiconductor, Inc. ("Orbit"). Orbit provides full service manufacturing for others, including competitors of Startech. Startech is in the process of qualifying additional wafer manufacturers, from which it anticipates purchasing integrated circuits in the future. While Startech believes that it has an adequate wafer supply to meet its currently anticipated needs, there can be no assurance that in the future Startech will receive sufficient quantities of wafers at favorable prices on a timely basis. If Orbit were to suffer a material curtailment of its manufacturing operations, Startech could incur manufacturing delays of between three and six months. Although Startech believes that there is an adequate level of high quality wafer manufacturing capacity available world-wide which could perform manufacturing for Startech in those circumstances, there is no assurance that Startech would be able to arrange sufficient alternative manufacturing capacity on comparable terms or within that time period if its current supplier curtailed or halted manufacturing.

    LITIGATION AND PATENTS. As is typical in the semiconductor industry, Exar has from time to time received, and may in the future receive, communications from third parties asserting patent rights, copyrights or other intellectual property rights covering Exar's products or processes. There can be no assurance that other intellectual property claims will not be made against Exar, or that any such claims or litigation proceedings will not be decided against Exar. In order to continue using the technologies subject to such claims, Exar may be required to obtain licenses and make royalty payments. There can be no assurance that Exar will be able to obtain such licenses on commercially reasonable terms.

    KEY PERSONNEL. Exar's future success depends in large part on the continued service of certain of Exar's and Startech's key technical and management personnel and on Exar's ability to continue to attract and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. The competition for such personnel is intense, and the loss of key employees, none of whom is subject to an employment agreement for a specified term or a post-employment non-competition agreement, could have a material and adverse effect on Exar.

    ENVIRONMENTAL REGULATIONS. Exar is subject to a variety of federal, state and local governmental regulations relating to the purchase, storage, use, release and disposal of toxic, volatile or otherwise hazardous chemicals. Although Exar believes that it has all permits necessary to conduct its business, the failure to comply with present or future regulations could result in the imposition of fines on Exar. Exar and certain other parties are currently involved in a dispute with Siemens Components, Inc. arising out of alleged groundwater releases of environmental contaminants by Exar at a Santa Clara site formerly occupied by Exar in Sunnyvale, California. Exar is also involved in a groundwater contamination and clean-up matter relating to a Santa Clara site that is presently occupied by Micro Power Systems, Inc., a wholly-owned subsidiary of Exar. Although Exar does not believe that these matters will have a material adverse effect on Exar's business, there can be no assurance that there will not be such an adverse effect.

    DEPENDENCE ON ASSEMBLY SUBCONTRACTORS. Exar's products are currently assembled to Exar's specifications by independent subcontractors. Exar's reliance on subcontractors to assemble its products involves significant risks, including reduced control over delivery schedules, the potential lack of adequate capacity and potential misappropriation of proprietary intellectual property. Failure to obtain products on a timely basis could delay product delivery to Exar's customers, thereby materially adversely affecting Exar's and Startech's businesses. In addition, Exar and Startech presently utilize international semiconductor assembly contractors located throughout Asia. International assembly operations entail certain political and economic risks, including political instability and expropriation, currency controls and changes in tax laws, tariffs and freight rates. Exar's operations could be materially adversely affected if the operations of any major supplier are interrupted, or if air transportation from Asia is disrupted, for a substantial period of time.

    VARIATION IN PRODUCTION YIELDS. The manufacture and assembly of semiconductor products is highly complex and sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used and the performance of manufacturing personnel and production equipment. No assurance can be given that Exar or its suppliers will not experience yield problems in the future, which could result in a material adverse effect on Exar's results of operations. See "-- Dependence on Assembly Subcontractors."

    INTENSE COMPETITION. The semiconductor industry is intensely competitive and is characterized by price erosion, rapid technological change and heightened international competition in many markets. Exar competes with major domestic and international semiconductor companies, many of which have substantially greater financial and other resources than Exar with which to pursue engineering, manufacturing, marketing and distribution of their products. New entrants may also increase competition in the semiconductor market. The ability of Exar to compete successfully in the rapidly evolving area of integrated circuit technology depends on factors both within and outside of its control, including success in designing and subcontracting the manufacture of new products that implement new technologies, adequate sources of raw materials such as wafers and plastics, protection of Company products by effective utilization of intellectual property laws and other security measures, product quality, reliability, price, efficiency of production, the pace at which customers incorporate Exar's integrated circuits into their products, success of competitors' products and general economic conditions. There is no assurance that Exar will be able to compete successfully in the future.

    FOREIGN TRADE AND CURRENCY EXCHANGE. Approximately 70% of Exar's revenues in fiscal 1993 and approximately 74% in fiscal 1994, were derived from sales to foreign customers. In addition, although a majority of Exar's manufacturing is done domestically, Exar purchases its assembly services from foreign subcontractors. Both the manufacture and sale of Exar's products may be adversely affected by political or economic conditions abroad. Protectionist trade legislation in either the United States or foreign countries could adversely affect Exar's ability to manufacture or to sell in foreign markets. Even though Exar primarily transacts business internationally in United States currency (except for Japan, where Exar transacts business in Japanese Yen), currency exchange fluctuations in countries in which Exar does business (other than Japan) could materially adversely affect Exar by resulting in pricing that is not competitive with prices denominated in local currencies.

    POSSIBLE VOLATILITY OF STOCK PRICE. Since the initial public offering of Exar Common Stock in 1985, the market value of Exar Common Stock has been subject to significant fluctuation. The market price of Exar Common Stock may continue to be subject to significant fluctuations in response to operating results and other factors. In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of Exar Common Stock.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders in the offering.

                              SELLING STOCKHOLDERS

    The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock owned beneficially by each of them as of April 30, 1995 and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Stockholders. The Selling Stockholders may offer all, some or none of their Common Stock.

                                                            SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                               OWNED PRIOR TO       NUMBER OF        OWNED AFTER
                                                                OFFERING (1)         SHARES        OFFERING (1)(3)
                                                           ----------------------     BEING     ----------------------
NAME                                                        NUMBER    PERCENT (2)    OFFERED     NUMBER    PERCENT (2)
- ---------------------------------------------------------  ---------  -----------  -----------  ---------  -----------
Ram K. Reddy and Pratibha Reddy, JT (4)..................     87,948       *           87,948           0       *
Advanced IC Consulting (5)...............................     43,388       *            1,816      41,572       *
Roubik Gregorian (5).....................................     61,988       *            1,816      60,172       *
Futurtec L.P.............................................     37,877       *           37,877           0       *
Ido Klear (6)............................................     43,053       *           43,053           0       *
Jetop Electronics, Ltd. (7)..............................     39,211       *           39,211           0       *
Gary Kennedy (8).........................................     36,780       *           36,780           0       *
ESS Technology, Inc. (9).................................     36,759       *           36,759           0       *
Steve Kam (10)...........................................     24,232       *           24,232           0       *
Joseph K. Wai (10).......................................     24,232       *           24,232           0       *
Arjun Reddy and Sandhya Reddy, JT........................     17,700       *           17,700           0       *
Glenn Satterthwaite......................................     15,292       *           15,292           0       *
Glenn A. Wegner (11).....................................     15,010       *            2,540      12,470       *
Art Khachaturian (12)....................................      8,574       *            1,524       7,050       *
Myra E. Lewin (13).......................................      7,058       *            7,058           0       *
Kevin H. Andersen (14)...................................      6,282       *            6,282           0       *
Sreejaya Reddy...........................................      5,900       *            5,900           0       *
Ron Lee (15).............................................      2,116       *            1,732         384       *
Srirama Raja (16)........................................      4,766       *            1,016       3,749       *
Gail B. Katzman (17).....................................      4,234       *            1,247       2,987       *
Susan E. Lindley (18)....................................      2,825       *              461       2,364       *
Silicon Valley Bank (19).................................      1,764       *            1,764           0       *

- ------------------------
  *  Less than one percent.

 (1) Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

 (2) Applicable percentage of ownership is based on 9,324,076 shares of Common Stock outstanding on April 28, 1995.

 (3) Assumes the sale of all shares offered hereby.

 (4) Mr. Reddy is co-president and co-chief executive officer of Startech and was formerly a director, chief executive officer and chief financial officer of Startech. Ms. Reddy was formerly a director and corporate secretary of Startech.

 (5) Includes 1,816 shares beneficially owned by Advanced IC Consulting, which is owned by Dr. Gregorian, options to purchase 18,600 shares of Common Stock held by Dr. Gregorian and options to purchase 41,572 shares of Common Stock held by Advanced IC Consulting, all of which options are fully exercisable. Dr. Gregorian is co-president, co-chief executive officer and a director of Startech and was formerly president, chief operating officer and a director of Startech.

 (6) Includes 37,877 shares held by Futurtec L.P., the general partner of which is a corporation which is owned by Mr. Klear, and options to purchase 5,176 shares of Common Stock held by Mr. Klear which are fully exercisable.

 (7) Jetop was a 10% shareholder of Startech and purchased its shares from Messrs. Wai and Kam, officers of Orbit.

 (8) Mr. Kennedy was a director of Startech and is an officer of Orbit.

 (9) ESS Technology, Inc. was a 10% shareholder of Startech.

(10) Messrs. Kam and Wai are officers of Orbit.

(11) Includes 12,470 shares of Common Stock subject to options that are fully exercisable.

(12) Includes 7,050 shares of Common Stock subject to options that are fully exercisable.

(13) Ms. Lewin is the ex-wife of Mr. Kennedy, a former director of Startech.

(14) Mr. Anderson is Vice President, Sales of Startech.

(15) Includes 384 shares of Common Stock subject to options that are fully exercisable.

(16) Includes 3,749 shares of Common Stock subject to options that are fully exercisable.

(17) Includes 2,987 shares of Common Stock subject to options that are fully exercisable.

(18) Includes 2,364 shares of Common Stock subject to options that are fully exercisable.

(19) Includes 1,764 shares of Common Stock subject to a warrant that is fully exercisable.

                          DESCRIPTION OF CAPITAL STOCK

    Exar's authorized capital stock consists of 25,000,000 shares of common stock ("Common Stock"), par value $.0001, and 5,000,000 shares of Preferred Stock, par value $.0001 ("Preferred Stock").

COMMON STOCK

    At the close of business on April 28, 1995, there were 9,324,076 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of Exar, holders of Common Stock are entitled to share ratably all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock.

    Holders of Common Stock have no preemptive rights and have no rights to convert their shares into any other securities. All of the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

    The Exar Board of Directors is authorized to determine the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock, the number of shares constituting any such series, and the designation thereof without any further action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Exar without any further action by the stockholders. The Exar Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. At present, Exar has authorized 1,650,000 shares of Series B Preferred Stock ("Series B Preferred"), with none outstanding.

    The Series B Preferred has no entitlement to any dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Exar, the Series B Preferred shares are entitled to receive, prior and in preference to any distribution of any assets or surplus funds of Exar to the holders of the Common Stock, $8.00 for each share of Series B Preferred. In addition, Exar has the right, at its option, to redeem the Series B Preferred at any time after June 1, 1995, for $8.00 per share. At any time on or after June 1, 1993 and before June 1, 1995, any outstanding share of Series B Preferred stock has the right to compel Exar to redeem such outstanding Series B Preferred shares for $8.00 per share in cash. Shares of the Series B Preferred are not convertible into Common Stock or any other securities of Exar. The Series B Preferred has no voting rights except as otherwise required by law.

                              PLAN OF DISTRIBUTION

    The shares of Common Stock offered by the Selling Stockholders may be sold from time to time to purchasers directly by any of the Selling Stockholders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, any of the Selling Stockholders may from time to time offer the Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholders and/or the purchasers of shares for whom they may act as agent. Sales may be made on the Nasdaq National Market or in private transactions. In addition to sales of Common Stock pursuant to the Registration Statement of which this Prospectus is a part, the Selling Stockholders may sell such Common Stock in compliance with Rule 144 promulgated under the Act.

    The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock offered hereby may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any profit on the resale of the Common Stock purchased by them might be deemed to be underwriting discounts and commissions under the Act.

    In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

    Of the 356,547 shares of Common Stock offered hereby, 1,764 are issuable upon exercise of an outstanding warrant at an exercise price of $1.00 for each "Option A Unit," consisting of 0.04619151 of a share of Common Stock and approximately $0.27 in cash, and for each "Option B Unit," consisting of the right to receive approximately $2.36 in certain contingent, performance-based payments, payable in Common Stock or cash. In addition, 5,176 of the shares offered hereby are issuable upon exercise of outstanding options at an exercise price of $6.49 per share.

    Pursuant to the Plan of Reorganization, the Company has agreed to register the Selling Stockholders' Common Stock under applicable Federal and state securities laws under certain circumstances and at certain times. The Company will pay substantially all of the expenses incident to the offering and sale of the Common Stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be $30,981.49. The above-referenced agreement provides for cross-indemnification of the Selling Stockholders and the Company to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Common Stock.

    The Company's obligation to register the Common Stock under the Plan of Reorganization was conditioned upon each Selling Stockholder's agreeing that (i) all sales made pursuant to the Registration Statement will be made through Prudential Securities Incorporated or Alex. Brown & Sons Incorporated, (ii) prior to the 121st day after the effective date of the Registration Statement, each Selling Stockholder will not sell more than 15% of the shares of Common Stock that such Selling Stockholder received in the Merger, or has the right to receive upon the exercise of options or warrants, during any 30-day trading period, and (iii) from the 121st day after the effective date of the Registration Statement until April 30, 1996, each Selling Stockholder who owns, or has the right to receive upon the exercise of options or warrants, at least 50,000 shares of Common Stock will not sell more than 35% of such shares of Common Stock during any 30-day trading period.

                                 LEGAL MATTERS

    The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward Castro Huddleson & Tatum, Palo Alto, California.

                                    EXPERTS

    The financial statements and schedules of Exar Corporation as of March 31, 1994 and 1993 and for each of the years in the three-year period ended March 31, 1994 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, Independent Certified Public Accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

- -------------------------------------------
- -------------------------------------------
- -------------------------------------------
- -------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Available Information..........................           2
Additional Information.........................           2
Incorporation of Certain Documents by
 Reference.....................................           2
Risk Factors...................................           3
Use of Proceeds................................           6
Selling Stockholders...........................           7
Description of Capital Stock...................           8
Plan of Distribution...........................           9
Legal Matters..................................          10
Experts........................................          10

- -------------------------------------------
- -------------------------------------------
- -------------------------------------------
- -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

Registration fee.......................................................  $ 2,981.49
Printing and engraving expenses........................................    3,000.00
Legal fees and expenses................................................   20,000.00
Accounting Fees and Expenses...........................................    5,000.00
                                                                         ----------
    Total..............................................................  $30,981.49
                                                                         ----------
                                                                         ----------

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

    The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its listed enterprises, subject to certain limitations set forth in such agreements. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    The Registrant has purchased an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities arising under the Securities Act or otherwise.

ITEM 16.  EXHIBITS

    (a) Exhibits.

  EXHIBIT
  NUMBER                                        DESCRIPTION OF DOCUMENT
- -----------  ----------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Reorganization dated March 19, 1995 among Exar Corporation, Startech
             Semiconductor, Inc., Moon Acquisition, Inc. and certain Principal Officers.
       2.2   Agreement of Merger dated March 30, 1995 between Startech Semiconductor, Inc. and Moon
             Acquisition, Inc.
       5.1   Opinion of Cooley Godward Castro Huddleson & Tatum.
      23.1   Consent of KPMG Peat Marwick LLP. Reference is made to page II-5.
      23.2   Consent of Cooley Godward Castro Huddleson & Tatum. Reference is made to Exhibit 5.1.
      24.1   Power of Attorney. Reference is made to page II-4.

- ------------------------

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)  To remove from registration by  means of a post-effective amendment
    any  of  the  securities  being  registered  which  remain  unsold  at   the
    termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 or Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, County of Santa Clara, State of California, on April 28, 1995.

                                          EXAR CORPORATION

                                          By:        /s/ RONALD W. GUIRE

                                          --------------------------------------
                                                       Ronald W. Guire
                                                Senior Vice President, Chief
                                                          Financial
                                                    Officer and Secretary

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George D. Wells and Ronald W. Guire and each or any one of them, as his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                         TITLE                            DATE
- ------------------------------------------------  --------------------------------------------  -----------------

              /s/ GEORGE D. WELLS
     --------------------------------------       President, Chief Executive Officer and          April 28,1995
                George D. Wells                    Director (PRINCIPAL EXECUTIVE OFFICER)

              /s/ RONALD W. GUIRE                 Senior Vice President, Chief Financial
     --------------------------------------        Officer, Secretary and Director (PRINCIPAL     April 28,1995
                Ronald W. Guire                    FINANCIAL AND ACCOUNTING OFFICER)

             /s/ RAIMON L. CONLISK
     --------------------------------------       Chairman of the Board and Director              April 28,1995
               Raimon L. Conlisk

               /s/ JAMES E. DYKES
     --------------------------------------       Director                                        April 28,1995
                 James E. Dykes

              /s/ GEORGE E. GREGA
     --------------------------------------       Director                                        April 28,1995
                George E. Grega

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG PEAT MARWICK LLP

Palo Alto, California
May 2, 1995

                               INDEX TO EXHIBITS

                                                                                                          SEQUENTIALLY
  EXHIBIT                                                                                                 NUMBERED PAGE
  NUMBER                                       DESCRIPTION OF DOCUMENT                                       NUMBER
- -----------  -------------------------------------------------------------------------------------------  -------------
       2.1   Agreement and Plan of Reorganization dated March 19, 1995 among Exar Corporation, Startech
              Semiconductor, Inc., Moon Acquisition, Inc. and certain Principal Officers................
       2.2   Agreement of Merger dated March 30, 1995 between Startech Semiconductor, Inc. and Moon
              Acquisition, Inc..........................................................................
       5.1   Opinion of Cooley Godward Castro Huddleson & Tatum.........................................
      23.1   Consent of KPMG Peat Marwick LLP. Reference is made to page II-5.
      23.2   Consent of Cooley Godward Castro Huddleson & Tatum. Reference is made to Exhibit 5.1.......
      24.1   Power of Attorney. Reference is made to page II-4..........................................